EXHIBIT 17.1

Kuldip C. Baid
19 Cody Range Way
Calgary, AB  T3R 1A9


June 15, 2007

Donald P. Dean
Chairman
KIK Technology International, Inc.
590 Airport Road
Oceanside, California 92054

Dear Mr. Dean

Please be advised that effective immediately I resign my positions as Director and Chief Financial Officer of KIK Technology International, Inc.

Yours truly,

/s/ Kuldip C. Baid
-------------------------
Kuldip C. Baid

cc. William Knooihuizen
    Director and President - KIK Technology International, Inc.